Exhibit 99.1 - Earnings Release – Third fiscal quarter ended June 28, 2009

                           201 N. Harrison St.

                           Davenport, IA 52801

                           www.lee.net

NEWS RELEASE

Lee Enterprises reports results for third fiscal quarter

DAVENPORT, Iowa (July 30, 2009) — Lee Enterprises, Incorporated (NYSE: LEE), reduced cash operating expenses, excluding unusual items(1), 22.0 percent in its third fiscal quarter ended June 28, 2009, as operating revenue declined 20.5 percent. Excluding non-cash impairment charges and other unusual items, diluted earnings per common share were 12 cents, compared with 30 cents a year ago. Free cash flow(2) totaled $22.1 million, compared with $34.2 million in 2008.

Including non-cash impairment charges, Lee recorded a loss per diluted common share of 55 cents for the quarter, compared with earnings of 6 cents per share a year ago.

“We are continuing to position Lee so it will emerge strong when the recession ends,” said Mary Junck, chairman and chief executive officer. “We reduced debt by $18 million during the quarter and again performed well within projections we provided to lenders in February. While overall business remains sluggish, it has stabilized, and many of our publishers are reporting cautious optimism from an increasing number of local advertisers. We are also encouraged by our efforts to expand our local advertising market share and the response we have received to new sales programs that reach non-traditional advertisers. Beginning this next quarter, we also expect an enthusiastic response to our rollout of online behavioral targeting advertising through the new Yahoo platform.”

She added: “Our streamlining of costs also remains on track, and, thanks in part to 22 percent reductions in the June quarter, we expect to reduce full-year 2009 cash costs, about 17 percent below 2008, a decrease of nearly $140 million. We have completed page width reduction across the company, realigned staffing and consolidated or outsourced printing and distribution in several more locations. As a result of those actions and many more, the overall rate of decline in our operating cash flow(3) has slowed dramatically since last quarter, and more individual enterprises have begun exceeding prior year. Our operating cash flow margin(3), which includes corporate costs, has improved to 21.9 percent from 21.0 percent a year ago.”

THIRD QUARTER OPERATING RESULTS

Total operating revenue from continuing operations for the quarter decreased 20.5 percent from a year ago to $203.8 million. Combined print and online advertising revenue decreased 24.3 percent to $148.0 million, with retail advertising down 18.4 percent, and classified down 35.2 percent. Combined print and online employment advertising revenue decreased 60.4 percent, automotive decreased 30.9 percent and real estate decreased 35.0 percent. Online advertising revenue declined 29.3 percent, with online retail advertising down 1.7 percent and online classified advertising down 45.8 percent. National advertising revenue decreased 11.4 percent. Circulation revenue declined 6.3 percent, partially a result of elimination of less profitable delivery areas.

Operating expenses, excluding unusual items, depreciation and amortization, decreased 22.0 percent to $157.6 million and decreased 21.5 percent in total. Compensation, excluding unusual items, declined 22.4 percent, with the average number of full-time equivalent employees down 16.8 percent. Newsprint and ink expense decreased 41.4 percent, a result of a reduction in newsprint volume of 36.4 percent and more favorable newsprint prices.

Operating cash flow decreased 16.9 percent compared with a year ago to $44.7 million. Including equity in earnings (loss) of associated companies, depreciation and amortization, as well as adjustments for impairment and other non-cash charges, the operating loss was $13.8 million.

ADJUSTED EARNINGS AND EPS

Unusual items, primarily non-cash impairment charges, affected year-over-year comparisons for the quarter. The following table summarizes the impact from unusual items on net income (loss) available to common stockholders and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

	13 Weeks Ended
	June 28, 2009		June 29, 2008
(Thousands, except EPS)	Amount	Per Share	Amount	Per Share

Net income (loss) available to common stockholders, as reported	$ (24,512)	$ (0.55)	$ 2,832	$ 0.06
Adjustments:
Impairment of goodwill and other assets, including TNI Partners	39,665		13,360
Debt financing costs	784		877
Other, net	2,088		707
	42,537		14,944
Income tax (benefit) of adjustments, net, change in deferred tax valuation allowance, and impact on minority interest	(12,737)		(5,287)
	29,800	0.67	9,657	0.22
Net income available to common stockholders, as adjusted	5,288	0.12	12,489	0.28
Change in redeemable minority interest liability	-	-	655	0.01
Net income, as adjusted	$ 5,288	$ 0.12	$ 13,144	$ 0.30

YEAR TO DATE OPERATING RESULTS

Total operating revenue from continuing operations for the nine months decreased 17.6 percent from a year ago to $646.2 million. Combined print and online advertising revenue decreased 20.9 percent to $474.1 million, with retail advertising down 14.9 percent, and classified down 32.4 percent. Combined print and online employment advertising revenue decreased 53.6 percent, automotive decreased 27.0 percent and real estate decreased 32.3 percent. Online advertising revenue declined 23.4 percent, with online retail advertising up 9.6 percent and online classified advertising down 40.8 percent. National advertising revenue decreased 10.1 percent. Circulation revenue declined 4.9 percent.

Operating expenses, excluding unusual items, depreciation and amortization, decreased 15.9 percent to $515.0 million. Compensation, excluding unusual items, declined 18.3 percent, with the average number of full-time equivalent employees down 14.6 percent. Newsprint and ink expense decreased 19.3 percent and other cash costs decreased 11.3 percent.

Operating cash flow decreased 25.8 percent compared with a year ago to $126.5 million. Including equity in earnings of associated companies, depreciation and amortization, as well as adjustments for impairment and other non-cash charges, the operating loss was $194.3 million.

YEAR TO DATE ADJUSTED EARNINGS AND EPS

Unusual items affected year-over-year comparisons for the year to date. In both years, unusual items included adjustments for impairment of goodwill and other assets. Also, $71.3 million of the liability related to the redemption of the minority interest in St. Louis initially recorded in 2008 was reversed in 2009, increasing 2009 results by $57.1 million. Unusual items in 2009 also included the incremental cost of debt refinancing. The following table summarizes the impact from unusual items on net income (loss) available to common stockholders and earnings (loss) per diluted common share. Per share amounts may not add due to rounding.

	39 Weeks Ended
	June 28, 2009		June 29, 2008
(Thousands, except EPS)	Amount	Per Share	Amount	Per Share

Net loss available to common stockholders, as reported	$ (124,946)	$ (2.81)	$ (688,079)	$ (15.30)
Adjustments:
Impairment of goodwill and other assets, including TNI Partners	264,523		944,749
Debt financing costs	15,634		2,629
Other, net	4,753		1,643
	284,910		949,021
Income tax benefit of adjustments, net, change in deferred tax valuation allowance, and impact on minority interest	(89,867)		(228,931)
	195,043	4.39	720,090	16.01
Net income available to common stockholders, as adjusted	70,097	1.58	32,011	0.71
Change in redeemable minority interest liability	(57,055)	(1.28)	8,138	0.18
Net income, as adjusted	$ 13,042	$ 0.29	$ 40,149	$ 0.89

PRINT AND ONLINE AUDIENCES

The Lee Audience Report for January-June 2009 showed continued strength of both print and online audiences across all age groups.

Combined print and online reach of newspapers and online sites over the course of a week in Lee’s 10 largest markets grew to 68 percent of all adults in January-June 2009, compared with 66 percent for the same period two years ago. Reach of the newspapers alone remained steady at 61 percent. The report, from Thoroughbred Research, formerly Wilkerson & Associates, carries an overall margin of error of 1 percentage point.

The number of unique visitors at all Lee online sites increased 5.4 percent to 40.2 million in the quarter compared with the previous year, with page views up 7.7 percent to 559.4 million.

DEBT AND FREE CASH FLOW

Debt was reduced $18 million in the quarter and $144 million year to date, including $120 million as a result of refinancing of the Pulitzer Notes in February. Also in February, Lee restructured future payments on its $1.1 billion bank commitment.

Carl Schmidt, Lee vice president, chief financial officer and treasurer, said Lee remains well within all of its financial covenants. Liquidity at the end of the quarter totaled $112 million, against $96.9 million of debt repayments due in the next four quarters, substantially all of which are expected to be met from ongoing cash flow.

Free cash flow in the quarter totaled $22.1 million, compared with $34.2 million a year ago. Year to date, free cash flow totaled $36.6 million versus $92.1 million a year ago, reflecting debt financing costs of $26.0 million in the current year.

IMPAIRMENT CHARGES

Non-cash charges for impairment of goodwill and other intangible assets, including TNI Partners, totaled $39.7 million in the quarter and finalized an estimate that was recorded the previous quarter. Year to date, impairment charges total $264.5 million. The charges have no effect on cash flows but reduce reported earnings per common share, which resulted in a loss for the quarter and will result in a loss for the full year ending September 27, 2009.

Impairment testing is performed in accordance with generally accepted accounting principles, which, among other factors, require consideration of differences between current book value and the fair value of all of the company's assets, including current market capitalization. The charges are consistent with the manner in which other publishing companies and those in other industries have responded to current equity market valuation issues.

ABOUT LEE

Lee Enterprises is a premier provider of local news, information and advertising in primarily midsize markets, with 49 daily newspapers and a joint interest in four others, online sites and more than 300 specialty publications in 23 states. Lee’s newspapers have circulation of 1.5 million daily and 1.8 million Sunday, reaching four million readers daily. Lee’s online sites attract 14 million unique visits monthly, and Lee’s weekly publications have distribution of more than four million households. Lee’s markets include St. Louis, Mo.; Lincoln, Neb.; Madison, Wis.; Davenport, Iowa; Billings, Mont.; Bloomington, Ill.; and Tucson, Ariz. Lee stock is traded on the New York Stock Exchange under the symbol LEE. For more information about Lee, please visit www.lee.net.

LEE ENTERPRISES, INCORPORATED
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands, except EPS)

	13 Weeks Ended			39 Weeks Ended
	June 28 2009	June 29 2008%		June 28 2009	June 29 2008%
Advertising revenue:
Retail	$85,489	$106,723	(19.9)%	$278,276	$333,445	(16.5)%
National	8,305	9,375	(11.4)	30,747	34,190	(10.1)
Classified:
Daily newspapers:
Employment	5,840	15,099	(61.3)	20,939	46,166	(54.6)
Automotive	7,607	11,797	(35.5)	23,711	34,421	(31.1)
Real estate	7,324	11,009	(33.5)	22,764	33,082	(31.2)
All other	12,580	11,927	5.5	32,572	31,720	2.7
Other publications	7,384	11,115	(33.6)	23,293	32,581	(28.5)
Total classified	40,735	60,947	(33.2)	123,279	177,970	(30.7)
Online	10,350	14,636	(29.3)	31,890	41,605	(23.4)
Niche publications	3,155	3,821	(17.4)	9,954	11,995	(17.0)
Total advertising revenue	148,034	195,502	(24.3)	474,146	599,205	(20.9)
Circulation	45,320	48,344	(6.3)	139,962	147,236	(4.9)
Commercial printing	3,497	4,433	(21.1)	10,008	12,413	(19.4)
Online services & other	6,954	8,115	(14.3)	22,088	25,121	(12.1)
Total operating revenue	203,805	256,394	(20.5)	646,204	783,975	(17.6)
Operating expenses:
Compensation	80,703	103,984	(22.4)	259,481	317,753	(18.3)
Newsprint and ink	15,752	26,859	(41.4)	61,570	76,311	(19.3)
Other operating expenses	61,118	71,211	(14.2)	193,939	218,587	(11.3)
Workforce adjustments and transition costs	1,541	544	NM	4,730	954	NM
Operating expenses, excluding depreciation and amortization	159,114	202,598	(21.5)	519,720	613,605	(15.3)
Operating cash flow	44,691	53,796	(16.9)	126,484	170,370	(25.8)
Depreciation	8,055	8,828	(8.8)	24,759	25,804	(4.0)
Amortization	11,597	13,138	(11.7)	35,792	42,878	(16.5)
Impairment of goodwill and other assets	29,665	10,360	NM	244,572	851,365	NM
Equity in earnings (loss) of associated companies:
TNI Partners	(38)	1,842	NM	2,282	5,475	(58.3)
Madison Newspapers	876	707	23.9	1,968	3,183	(38.2)
Reduction in investment in TNI Partners	10,000	3,000	NM	19,951	93,384	NM
Operating income (loss)	(13,788)	21,019	NM	(194,340)	(834,403)	NM

Non-operating income (expense):
Financial income	56	1,386	(96.0)	1,876	4,702	(60.1)
Financial expense	(19,806)	(15,111)	31.1	(54,922)	(53,033)	3.6
Debt financing costs	(784)	(877)	NM	(15,634)	(2,629)	NM
Other, net	-	(393)	NM	1,823	(369)	NM
	(20,534)	(14,995)	36.9	(66,857)	(51,329)	30.3
Income (loss) from continuing operations before income taxes	(34,322)	6,024	NM	(261,197)	(885,732)	NM
Income tax expense (benefit)	(9,830)	2,372	NM	(79,353)	(206,215)	NM
Minority interest	20	113	(82.3)	152	709	(78.6)
Income (loss) from continuing operations	(24,512)	3,539	NM	(181,996)	(680,226)	NM
Discontinued operations	-	(52)	NM	(5)	285	NM
Net income (loss)	(24,512)	3,487	NM	(182,001)	(679,941)	NM
Change in redeemable minority interest liability	-	(655)	NM	57,055	(8,138)	NM
Net income (loss) available to common stockholders	$(24,512)	$2,832	NM	$(124,946)	$(688,079)	NM

Earnings (loss) per common share:
Basic:
Continuing operations	$(0.55)	$0.07	NM	$(2.81)	$(15.31)	NM
Discontinued operations	-	-	NM	-	0.01	NM
	$(0.55)	$0.06	NM	$(2.81)	$(15.30)	NM

Diluted:
Continuing operations	$(0.55)	$0.06	NM	$(2.81)	$(15.31)	NM
Discontinued operations	-	-	NM	-	0.01	NM
	$(0.55)	$0.06	NM	$(2.81)	$(15.30)	NM

Average common shares:
Basic	44,453	44,265		44,435	44,971
Diluted	44,453	44,553		44,435	44,971

SELECTED COMBINED PRINT AND ONLINE ADVERTISING REVENUE
(Thousands)

	13 Weeks Ended			39 Weeks Ended
	June 28 2009	June 29 2008%		June 28 2009	June 29 2008%
Retail	$88,592	$108,548	(18.4)%	$286,717	$336,855	(14.9)%

Classified:
Employment	9,241	23,324	(60.4)	32,655	70,389	(53.6)
Automotive	11,265	16,311	(30.9)	35,078	48,027	(27.0)
Real estate	9,518	14,632	(35.0)	29,693	43,841	(32.3)
Other	17,694	19,425	(8.9)	48,649	53,696	(9.4)
Total classified	$47,718	$73,692	(35.2)%	$146,075	$215,953	(32.4)%

REVENUE BY REGION
(Thousands)

		13 Weeks Ended			39 Weeks Ended
	June 28 2009	June 29 2008%		June 28 2009	June 29 2008%
Midwest	$121,719	$154,646	(21.3)%	$387,115	$473,882	(18.3)%
Mountain West	38,809	48,590	(20.1)	120,747	144,817	(16.6)
West	25,344	32,628	(22.3)	78,797	99,099	(20.5)
East/Other	17,933	20,530	(12.6)	59,545	66,177	(10.0)
Total	$203,805	$256,394	(20.5)%	$646,204	$783,975	(17.6)%

DAILY NEWSPAPER ADVERTISING VOLUME
(Thousands of inches)

	13 Weeks Ended			39 Weeks Ended
	June 28 2009		June 29 2008%		June 28 2009	June 29 2008%
Retail	2,673	3,182	(16.0)%	8,433	9,671	(12.8)%
National	113	143	(21.0)	372	484	(23.1)
Classified	2,990	3,775	(20.8)	8,655	10,686	(19.0)
Total	5,776	7,100	(18.6)%	17,460	20,841	(16.2)%

SELECTED BALANCE SHEET INFORMATION
(Thousands)

	June 28 2009	June 29 2008
Cash	$15,252	$4,211
Restricted cash and investments	4,919	122,310
Debt (principal amount)	1,188,375	1,367,000

SELECTED STATISTICAL INFORMATION
(Dollars in Thousands)

	13 Weeks Ended			39 Weeks Ended
	June 28 2009	June 29 2008%		June 28 2009	June 29 2008%
Capital expenditures	$1,286	$2,956	(56.5)%	$8,964	$13,796	(35.0)%
Newsprint volume (tonnes)	23,611	37,133	(36.4)	79,716	114,868	(30.6)
Average full-time equivalent employees	6,490	7,801	(16.8)	6,809	7,969	(14.6)

FREE CASH FLOW
(Thousands)

	13 Weeks Ended		39 Weeks Ended
	June 28 2009	June 29 2008	June 28 2009	June 29 2008
Operating income (loss)	$(13,788)	$21,019	$(194,340)	$(834,403)
Depreciation and amortization	19,985	22,629	61,643	72,515
Impairment of goodwill and other assets	29,665	10,360	244,572	851,365
Reduction in investment in TNI Partners	10,000	3,000	19,951	93,384
Stock compensation	772	1,166	2,337	4,290
Cash interest expense	(19,980)	(17,122)	(58,555)	(58,986)
Debt financing costs	(3,165)	-	(26,005)	-
Financial income	56	1,386	1,876	4,702
Cash income taxes	(132)	(5,170)	(5,736)	(26,295)
Minority interest	(20)	(113)	(152)	(709)
Capital expenditures	(1,286)	(2,956)	(8,964)	(13,796)
	$22,107	$34,199	$36,627	$92,067

NOTES:

(1)

Adjusted net income and adjusted earnings per common share, which are defined as income (loss) available to common stockholders and earnings (loss) per common share adjusted to exclude unusual items and those of a substantially non-recurring nature, are non-GAAP (Generally Accepted Accounting Principles) financial measures. Reconciliations of adjusted net income and adjusted earnings per common share to income (loss) available to common stockholders and earnings (loss) per common share are included in tables in this release.

No non-GAAP financial measure should be considered as a substitute for any related GAAP financial measure.  However, the company believes the use of non-GAAP financial measures provides meaningful supplemental information with which to evaluate its financial performance, or assist in forecasting and analyzing future periods. The company also believes such non-GAAP financial measures are alternative indicators of performance used by investors, lenders, rating agencies and financial analysts to estimate the value of a publishing business and its ability to meet debt service requirements.

(2)

Free cash flow, which is defined as operating income, plus depreciation and amortization, impairment charges, stock compensation and financial income, minus financial expense (exclusive of non-cash amortization and accretion), cash income taxes, capital expenditures and minority interest, is a non-GAAP financial measure. See (1) above. The company believes free cash flow provides meaningful supplemental information because of its focus on results from operations after inclusion or exclusion of the several factors noted above. Reconciliations of free cash flow to operating income (loss), the most directly comparable GAAP measure, are included in a table accompanying this release.

(3)

Operating cash flow, which is defined as operating income before depreciation, amortization, impairment charges and equity in earnings of associated companies, and operating cash flow margin (operating cash flow divided by operating revenue) are non-GAAP financial measures. See (1) above. The company believes operating cash flow provides meaningful supplemental information because of its focus on results from operations before depreciation and amortization, non-cash impairment charges and earnings from equity investments. Reconciliations of operating cash flow to operating income (loss), the most directly comparable GAAP measure, are included in tables accompanying this release.

(4)

Certain amounts as previously reported have been reclassified to conform with the current period presentation. The prior period has been restated for comparative purposes, and the reclassifications have no impact on earnings.

FORWARD-LOOKING STATEMENTS — The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release contains information that may be deemed forward-looking, that is based largely on the Company’s current expectations, and is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those anticipated. Among such risks, trends and other uncertainties, which in some instances are beyond its control, are the Company’s ability to generate cash flows and maintain liquidity sufficient to service its debt, and comply with or obtain amendments or waivers of the financial covenants contained in its credit facilities, if necessary. Other risks and uncertainties include the impact of continuing adverse economic conditions, potential changes in advertising demand, newsprint and other commodity prices, energy costs, interest rates and the availability of credit due to instability in the credit markets, labor costs, legislative and regulatory rulings and other results of operations or financial conditions, difficulties in maintaining employee and customer relationships, increased capital and other costs, competition and other risks detailed from time to time in the Company’s publicly filed documents, including the Company Annual Report on Form 10-K for the year ended September 28, 2008. Any statements that are not statements of historical fact (including statements containing the words “may,” “will,” “would,” “could,” “believes,” “expects,” “anticipates,” “intends,” “plans,” “projects,” “considers” and similar expressions) generally should be considered forward-looking statements. Readers are cautioned not to place undue reliance on such forward-looking statements, which are made as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements.

Contact: dan.hayes@lee.net, (563) 383-2100